SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  November 12, 2004
(Date of earliest event reported)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 South Wacker Drive, Suite 1200
Chicago, Illinois  60606
(Address of Principal Executive Offices)

(312) 660-5000
Registrant’s telephone number including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into A Material Definitive Agreement

On November 5, 2004, the United States Bankruptcy Court for the Northern District of Illinois (the “Court”) entered an order authorizing Universal Global Access Holdings Inc. (UAXSQ.PK) (the “Company”) and its U.S. subsidiaries (collectively, “UA”) to implement and adopt a Key Employee Retention Plan (“KERP”) applicable to all employees of UA. The primary purpose of the KERP is to assist UA in retaining qualified employees while UA seeks a liquidating Chapter 11 plan or sale of its business pursuant to Section 363 of the U.S. Bankruptcy Code and to compensate UA employees for the additional responsibilities and burdens occasioned by UA’s financial difficulties and status as a debtor-in-possession.

All employees of UA are eligible to participate in the KERP provided that the employee is employed by UA on the earlier of: (i) the closing date (a “Sale Closing Date”) of a sale of all or substantially all of UA’s assets (a “Sale”); or (ii) December 31, 2005.  The KERP divides UA employees into three groups – the Chief Executive Officer (“CEO”), Key Management Employees (“KME”), a group of 10 persons, and Other Key Employees (“OKE”), a group of 71 persons. The KERP provides for the payment of incentive bonus compensation to these employees based upon UA’s achievement of certain total revenue (“TR”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets, as well as exceeding a target sales price for the Sale. Specifically, the KERP provides for the following base bonus compensation:

•                  The CEO is eligible to receive $100,000 upon the achievement of 100% of the TR and EBITDA targets through the Sale Closing Date or December 31, 2005, whichever occurs sooner, and an additional $200,000 if a Sale Closing Date occurs on or before March 31, 2005 under which the UA bankruptcy estate realizes cash of $30 million (the “Sale Amount”).

•                  The KME group is eligible to receive $100,000 upon the achievement of 100% of the TR and EBITDA targets through the Sale Closing Date or December 31, 2005, whichever occurs sooner, and an additional $200,000 if a Sale Closing Date occurs on or before March 31, 2005 under which the bankruptcy estate realizes the Sale Amount.

•                  The OKE group is eligible to receive $100,000 upon the achievement of 100% of TR and EBITDA targets through the Sale Closing Date or December 31, 2005, whichever occurs sooner, and an additional $100,000 if a Sale Closing Date occurs on or before March 31, 2005 under which the bankruptcy estate realizes the Sale Amount.

The allocation of the bonus compensation amounts to be paid to employees of the KME and OKE groups will be made at the discretion of UA’s CEO subject to approval of UA’s compensation committee of its Board of Directors.

That portion of the bonus compensation based on the TR and EBITDA targets is divided equally between the two targets and each will adjusted downward in the event such TR or EBITDA target, as the case may be, is only partially achieved; provided, however, that if less than 88% of the TR target is achieved, no bonus compensation based on TR will be paid, and if the EBITDA target is underachieved by more than $200,000, no bonus compensation based on EBITDA will be paid. Additionally, if the Sale Amount is underachieved, the bonus compensation relating to the Sale Amount will be reduced based on the percentage of the Sale Amount achieved provided that the bankruptcy estate receives at least 25% of the Sale Amount.  Also, if all or any portion of the consideration received by UA in connection with a Sale is received after March 31, 2005 (the “Late Consideration”), the bonus compensation relating to the Late Consideration will be reduced by an amount equal to 10% for each month or portion thereof after March 31, 2005 in which the Late Consideration is received.  The bonus compensation payable relating to Late Consideration, however, will not be reduced if: (a) the definitive contract relating to the Sale is executed prior to February 28, 2005; (b) the Sale Closing Date occurs after March 31, 2005 solely because of a delay in obtaining Court or necessary regulatory approval of the Sale; and (c) all of the consideration for the Sale is received prior to May 15, 2005.

  The KERP also provides severance benefits if the CEO or a member of the KME or OKE group is terminated by UA without “cause.”  The amount of the severance benefit is equal to: (a) in the case of the CEO, four months salary; (b) in the case of a KME, two months salary and (c) in the case of an OKE, one month salary.  For purposes of the plan, “cause” means misconduct including, without limitation, failure to comply with UA’s employment policies and rules. Pursuant to the KERP, severance is payable on the date of the employee’s termination.

Under the terms of the KERP, the maximum cost amounts payable under the KERP is $800,000 in bonus compensation and $716,407 in severance compensation.

Item 8.01.              Other Events

As previously disclosed, on August 4, 2004, UA filed a voluntary petition for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois.  A complete listing of all motions filed in the bankruptcy case may be accessed through the United States Bankruptcy Court for the Northern District of Illinois pacer system (https://ecf.ilnb.uscourts.gov/) using case number 04-B28747 and associated cases.  UA remains in possession of its assets and properties and continues to operate its businesses as a “debtor-in-possession” pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

Additionally, as previously disclosed, the Company does not intend to continue filing annual and periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In lieu of filing its annual and periodic reports under the Exchange Act, the Company plans to file its monthly operating reports filed with the Bankruptcy Court (the “Bankruptcy Reports”). Accordingly, the Company is filing its Bankruptcy Report for the period of October 1, 2004 to October 31, 2004, which was filed with the Bankruptcy Court on November 12, 2004.

ITEM 9.01 – Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	Operating Report for the period of October 1, 2004 to October 31, 2004, filed with the U.S. Bankruptcy Court for the Northern District of Illinois on November 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2004
UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

/s/ Randall R. Lay

Randall R. Lay, Chief Executive Officer